EXECUTION COPY

NON-COMPETITION AGREEMENT

This NON-COMPETITION AGREEMENT (this “Agreement”) is dated as of December 23, 2010, by and among Dr. Ryuji Ueno, as trustee of the Ryuji Ueno Revocable Trust under Trust Agreement dated December 20, 2002 (the “Ueno Trust”), and Dr. Sachiko Kuno as trustee of the Sachiko Kuno Revocable Trust under Trust Agreement dated December 20, 2002 (the “Kuno Trust”) (each a “Shareholder” and collectively, the “Shareholders”), Dr. Ryuji Ueno, an individual (“Ueno”), and Dr. Sachiko Kuno, an individual (“Kuno” and collectively with Ueno, the “Principals” and together with the Shareholders, each a “Seller” and collectively, the “Sellers”), and Ambrent Investments S.à r.l., a company organized under the laws of Luxembourg (the “Purchaser”), and Sucampo Pharmaceuticals, Inc., a Delaware corporation (the “Parent”).  Any capitalized terms used but not defined in this Agreement have the respective meanings set forth in the SPA (as defined below).

RECITALS

WHEREAS, the Shareholders are the owners of 100% of the issued and outstanding shares of capital stock of Sucampo AG (the “Shares”), a company organized under the laws of Switzerland (the “Company”);

WHEREAS, the Company is the owner of 100% of the issued and outstanding shares of capital stock of Sucampo AG Japan Ltd., a company organized under the laws of Japan (the “Subsidiary”).

WHEREAS, the Parent is the owner of 100% of the issued and outstanding shares of capital stock of the Purchaser.

WHEREAS,  the Sellers, on the one hand, and the Purchaser and the Parent, on the other hand, have entered into a Stock Purchase Agreement, dated as of the date hereof (the “SPA”), pursuant to which the Shares will be purchased by the Purchaser; and

WHEREAS, in order to induce the Purchaser and the Parent to enter into the SPA and to minimize the risk that the Purchaser and/or the Parent will lose the benefit of the goodwill and the Shares being purchased by it and/or them, and to protect the trade secrets and other confidential and proprietary information known to the Sellers and being acquired by the Purchaser and the Parent, the Sellers have agreed to restrict their activities in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the promises, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1.           Covenant Not To Compete.

(a)           For the period beginning on the Closing and ending five (5) years thereafter (the “Non-Compete Period”), the Sellers shall not, directly or indirectly, including without limitation as an officer, director, proprietor, employee, independent contractor, partner, member, investor, guarantor, consultant, advisor, agent, sales representative or other participant, engage in or assist with any Competitive Activity (as defined in Section 1(b), below) in any country in the World in which the Sellers, the Company, and/or the Subsidiary, during the immediately prior 3-year period, has been or at the time of the Closing is, engaged.  The Sellers understand the foregoing restrictions may limit their respective abilities to engage in certain business during the Non-Compete Period; however, they also acknowledge and agree that they will receive sufficiently high remuneration and other benefits under the SPA to justify these restrictions.

(b)           For purposes of this Agreement, “Competitive Activity” shall mean: (i) the research, development and/or commercialization of medicines based on Prostones or drug therapy that have been, are, could be or will be developed from any idea, invention or innovation relating to Prostones or from any intellectual property owned by or held by the Company or the Subsidiary; and (ii) the creation or development of, application for, ownership or holding of, protection of, and/or licensing of patents and/or patent applications relating to Prostone technology and/or patents or relating to other similar drug therapy that have been, are, could be or will be developed from any intellectual property owned by or held by the Company or the Subsidiary.  The definition of Competitive Activity shall not include any currently ongoing unpaid scientific and/or clinical advice provided by the Principals on behalf of R-Tech Ueno in connection with the development or marketing of Rescula.  Should the Principals seek an exception to the definition of Competitive Activity for any currently ongoing paid or unpaid scientific and/or clinical advice provided by the Principals on behalf of R-Tech Ueno or for other services related to Rescula provided by the Principals on behalf of R-Tech Ueno, whether paid or unpaid (such as membership on a Board of Directors or speaking engagements at medical conferences), the Principals must follow the policies and procedures for review, approval or ratification of such activities as set forth in Section 2 of the Sucampo Pharmaceuticals, Inc. Related Person Transactions Policy, which is attached hereto as Exhibit A, prior to engaging in such activities and/or receiving such compensation.  The Company shall issue a determination regarding whether any request for an exception is granted.  The Company’s decision on any such request shall be made in the Company’s sole discretion, but approval of the request shall not be unreasonably withheld.

(c)           Nothing in Section 1(a) shall be construed so as to preclude Sellers from (i) investing in any publicly or privately held company provided that such Seller’s beneficial ownership or rights to ownership of any class of such company’s securities does not exceed 5% of the outstanding securities of such class or (ii) owning, managing or participating in R-Tech Ueno; provided, however, that the Sellers may not engage in Competitive Activity as a result of their ownership, management or participation in said entity.

2.           Non-Solicitation.

(a)           Employees/Contractors/Consultants. During the Non-Compete Period, the Sellers shall not directly or indirectly induce, solicit, recruit, or encourage or attempt to induce, solicit, recruit, or encourage (regardless of who initiates the contact) any person then employed or retained by the Purchaser, the Parent or an affiliate or any person employed or retained by the Purchaser, the Parent or an affiliate within the prior year, whether as an officer, employee, independent contractor, consultant or advisor, to leave such employment or retention of the Purchaser, the Parent or an affiliate, to cease providing or to otherwise alter the services then provided to the Purchaser, the Parent or to an affiliate.

(b)           Customers/Suppliers, Distributors/Licensees.  During the Non-Compete Period, the Sellers shall not, directly or indirectly, induce, solicit, encourage, or attempt to induce, solicit or encourage (regardless of who initiates the contact) any customer, supplier, distributor, licensee or any other person or entity who maintains a business relationship with the Purchaser, the Parent, the Sellers, the Company, or the Subsidiary to stop or alter the manner in which they are then doing business with the Purchaser, the Parent, the Sellers, the Company, or the Subsidiary.

3.           Separate Covenants.  The terms and provisions of the covenants contained in Sections 1 and 2 above are intended to be separate and divisible provisions and if, for any reason, any one or more of the sections or subsections are held to be invalid or unenforceable, the validity or the enforceability of any other provision of this Agreement shall not thereby be affected.  If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants (or any part thereof) contained in Sections 1 or 2 then such unenforceable covenants (or any such part) shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.

(a)           Reformation.  Each party hereto acknowledges that the potential restrictions on the Sellers’ future activities imposed by the covenants in Sections 1 and 2 are reasonable in both duration and scope and in all other respects.  In the event that the provisions of Sections 1 or 2 should ever be deemed to exceed the duration or scope permitted by applicable law, then such provisions shall be reformed to the maximum time, scope or other limitation, as the case may be, permitted by applicable law, and each party agrees that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

(b)           Specific Performance.  The Sellers acknowledge that it would be impossible to determine the amount of damages that would result from any breach of any of the provisions of Sections 1 or 2 and that the remedy at law for any breach, or threatened breach, of any of such provisions would likely be inadequate and, accordingly, agrees that the Purchaser and/or the Parent shall, in addition to any other rights or remedies which it and/or they may have at law or in equity, be entitled to seek such equitable and injunctive relief as may be available from any court of competent jurisdiction to restrain the Sellers from violating any of such provisions of this Agreement.  In connection with any action or proceeding for such equitable or injunctive relief, the Sellers hereby waive any claim or defense that a remedy at law alone is adequate and agree, to the maximum extent permitted by law, to have each such provision of Sections 1 and 2 specifically enforced against them, without the necessity of posting bond or other security, and consent to the entry of equitable or injunctive relief against them enjoining or restraining any breach or threatened breach of any of the provisions of Sections 1 or 2.

(c)           Survival.  Any breach of this Agreement by either or all of the Sellers, the Purchaser or the Parent shall have no effect on the continuing operation of Sections 1 or 2.

4.           Miscellaneous.

(a)           Amendment; Waiver.  This Agreement shall not be amended, altered or modified in any manner whatsoever, except by a written instrument executed by the parties hereto.  No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach of the same or similar nature.

(b)           Governing Law.  The interpretation and construction of this Agreement, and all matters relating hereto, will be governed by the laws of the State of Maryland applicable to contracts made and to be performed entirely within the State of Maryland without giving effect to any conflict of law provisions thereof.

(c)           Jurisdiction.  Any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of Maryland in Montgomery County or of the United States District Court for the District of Maryland and, by execution and delivery of this Agreement, each of the Sellers, the Purchaser and the Parent hereby accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts.  Each of the Sellers, the Purchaser and the Parent irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of notice as provided in Section 4(d) below, such service to become effective thirty (30) days after such delivery.

(d)           Notices.  Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been given (i) if personally delivered, when so delivered, (ii) if mailed, one week after having been placed in the United States mail, registered or certified, postage prepaid, addressed to the party to whom it is directed at the address listed below or (iii) if given by facsimile, when the notice is transmitted to the facsimile number specified below, and the appropriate answerback or telephonic confirmation is received:

If to the Shareholders:	Ryuji Ueno Revocable Trust/Sachiko Kuno Revocable Trust
 24687 Yacht Club Road
St. Michaels, MD 20854

with a copy to:	Dorsey & Whitney LLP
Suite 1500, 50 South Sixth Street
Minneapolis, MN 55402-1498
Attention: William Berens, Esq.
Tel: 612.340.2621
Fax: 612.340.8827

If to the Principals:	Dr. Ryuji Ueno/Dr. Sachiko Kuno
7501 Wisconsin Avenue, Suite 600
Bethesda, MD 20814
Tel: (301) 941-8111
Fax: (301) 961-3076

with a copy to:	McGuireWoods LLP 2001 K Street, N.W., Suite 400 Washington, DC 20006-1040 Attention: Douglas W. Charnas, Esq. Tel: (202) 857-1757 Fax: (202) 828-2980

If to Purchaser or Parent:	Sucampo Pharmaceuticals, Inc. 4520 East West Highway, Third Floor Bethesda, MD 20814 Attention: Thomas J. Knapp, Esq., General Counsel Tel: (240) 223-3627 Fax: (301) 961-3440

with a copy to	Manatt, Phelps & Phillips, LLP 11355 W. Olympic Boulevard Los Angeles, CA 90064 Attention: Gordon M. Bava, Esq. David M. Grinberg, Esq. Tel: (310) 312-4000 Fax: (310) 312-4224

(e)           Entire Agreement.  This Agreement and the Stock Purchase Agreement, including the Exhibits, Schedules, the Disclosure Schedule and other documents referred to therein, constitute the entire agreement of the parties hereto with reference to the transactions contemplated hereby and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the parties or their respective representatives, agents or attorneys, with respect to the subject matter hereof.

(f)           Parties In Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors, assigns, estate, heirs, executors, administrators and other legal representatives, as the case may be.  Nothing in this Agreement, express or implied, is intended to confer upon any other person or entity, other than parties hereto and their respective successors, assigns, estate, heirs, executors, administrators and other legal representatives, as the case may be, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(g)           Assignment.  This Agreement shall not be assignable by law or otherwise without the prior written consent of the other parties hereto; provided, however, that the Purchaser and/or the Parent may assign any of its and/or their rights and obligations hereunder to any of its and/or their affiliates or to any other entity which may acquire all or substantially all of the assets, shares or business of the Purchaser, the Parent or any of its and/or their affiliates or any entity with or into which the Purchaser, the Parent or any of its and/or their affiliates may be consolidated or merged.

(h)           Compliance.  The Purchaser’s and /or the Parent’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right that the Purchaser and/or the Parent may have hereunder shall not be deemed to be waiver of such provision or right or any other provision or right of this Agreement.

(i)            Advice of Counsel.  Each of the Sellers acknowledges that, in executing this agreement, he, she or it has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of this Agreement.  This Agreement shall not be construed against any party by reason of the drafting or preparation hereof.

(j)            Headings.  The section headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(k)           Severable Provisions.  The provisions of this Agreement are separate and distinct, and if any provisions are determined to be unenforceable, in whole or in part, the remaining provisions, and the enforceable parts of any partially unenforceable provisions, shall nevertheless be enforceable.

(l)            Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

“SELLERS”		“PURCHASER”

RYUJI UENO REVOCABLE TRUST UNDER TRUST AGREEMENT DATED DECEMBER 20, 2002		AMBRENT INVESTMENTS S.À R.L., a Luxembourg company

By:	/s/ Ryuji Ueno	By:	/s/ James J. Egan
	Name: Ryuji Ueno		Name: James J. Egan
	Title: Trustee		Title: Authorized Person

SACHIKO KUNO REVOCABLE TRUST UNDER TRUST AGREEMENT DATED DECEMBER 20, 2002		“PARENT”

By:	/s/Sachiko Kuno	SUCAMPO PHARMACEUTICALS, INC., a Delaware corporation
Name: Sachiko Kuno
Title: Trustee
		By:	/s/ James J. Egan
/s/ DR. RYUJI UENO			Name: James J. Egan
DR. RYUJI UENO			Title: Chief Operating Officer

/s/ DR. SACHIKO KUNO
DR. SACHIKO KUNO